Exhibit 3.1
THE COMPANIES LAW
EXEMPTED COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
CHINA LODGING GROUP, LIMITED
Adopted pursuant to a members’ written resolution passed on January 18, 2008
1.	The name of the Company is China Lodging Group, Limited.

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited of Scotia Centre, 4th Floor, PO Box 2804, George Town, Grand Cayman, KY1-1112, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$45,000.0000 divided into 300,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and 150,000,000 Preferred Shares of a nominal or par value of US$0.0001 each, further divided into 44,000,000 Series A Preferred Shares and 106,000,000 Series B Preferred Shares.

9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of Continuation in another jurisdiction.

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
CHINA LODGING GROUP, LIMITED
Adopted pursuant to a members’ written resolution passed on January 18, 2008

TABLE OF CONTENTS

Table A

INTERPRETATION

1. Definitions	1

SHARES

2. Power to Issue Shares	11
3. Redemption and Purchase of Shares	12
4. Rights Attaching to Shares	12
5. Calls on Shares	31
6. Joint and Several Liability to Pay Calls	31
7. Forfeiture of Shares	31
8. Share Certificates	32
9. Fractional Shares	32

REGISTRATION OF SHARES

10. Register of Shareholders	32
11. Registered Holder Absolute Owner	33
12. Transfer of Registered Shares	33
13. Transmission of Registered Shares	34

ALTERATION OF SHARE CAPITAL

14. Power to Alter Capital	35
15. Variation of Rights Attaching to Shares	36
16. Dividends	36
17. Power to Set Aside Profits	37
18. Method of Payment	37
19. Capitalization	38

MEETINGS OF MEMBERS

20. Annual General Meetings	38
21. Extraordinary General Meetings	38
22. Requisitioned General Meetings	38
23. Notice	39
24. Giving Notice	39
25. Postponement of General Meeting	40
26. Participating in Meetings by Telephone	40
27. Quorum at General Meetings	40
28. Chairman to Preside	41
29. Voting on Resolutions	41
30. Power to Demand a Vote on a Poll	41
31. Voting by Joint Holders of Shares	42
32. Instrument of Proxy	42
33. Representation of Corporate Shareholder	43
34. Adjournment of General Meeting	43
35. Written Resolutions	43
36. Directors Attendance at General Meetings	44

DIRECTORS AND OFFICERS

37. Election and Appointment of Directors	44
38. [Reserved]	45
39. Term of Office of Directors	45
40. Alternate Directors	45
41. [Reserved]	46
42. Vacancy in the Office of Director	46
43. Remuneration of Directors	46
44. Defect in Appointment of Director	47
45. Directors to Manage Business	47
46. Powers of the Board of Directors	47
47. Register of Directors and Officers	48
48. Officers	49
49. Appointment of Officers	49
50. Duties of Officers	49
51. Remuneration of Officers	49
52. Conflicts of Interest	49
53. Indemnification and Exculpation of Directors and Officers	49

MEETINGS OF THE BOARD OF DIRECTORS

54. Board Meetings	50
55. Notice of Board Meetings	50
56. Participation in Meetings by Telephone	51
57. Quorum at Board Meetings	51
58. Board to Continue in the Event of Vacancy	51
59. Chairman to Preside	51
60. Written Resolutions	51
61. Validity of Prior Acts of the Board	52

CORPORATE RECORDS

62. Minutes	52
63. Register of Mortgages and Charges	52
64. Form and Use of Seal	52

ACCOUNTS

65. Books of Account	53
66. Financial Year End	53

AUDITS

67. [Reserved]	53
68. Appointment of Auditors	53
69. Remuneration of Auditors	54
70. Duties of Auditor	54
71. Access to Records	54

VOLUNTARY WINDING-UP AND DISSOLUTION

72. Winding-Up	54

CHANGES TO CONSTITUTION

73. Changes to Articles	55
74. Changes to the Memorandum of Association	55
75. Discontinuance	55

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Table A
The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.
INTERPRETATION
1.	Definitions
1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

2007 Global Share Plan	means the global share plan adopted by the Board on February 4th, 2007 and approved by the then Shareholders on February 4th, 2007, under which 10,000,000 Ordinary Shares are reserved for issuance as of the date hereof;

2008 Global Share Plan	means the global share plan adopted by the Board on June 15 2007 and approved by the then Shareholders on June 15, 2007, under which 3,000,000 Ordinary Shares are reserved for issuance as of the date hereof;

Additional Ordinary Shares	means, with respect to Series A Preferred Share or Series B Preferred Share, all Ordinary Shares issued (or, pursuant to Article 4.2.6(e)(2), deemed to be issued) by the Company after the Original Issue Date for Series A Preferred Share or Series B Preferred Share, as applicable, other than the Exempted Securities;

Affiliate	means, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, where the given Person is an individual, the spouse, parent, sibling, or child thereof;

Alternate Director	means an alternate director appointed in accordance with these Articles;

Approve or Approval	“Approval” means, when used with respect to the Series B Shareholders, the approval in writing of such matter by (i) the holders of a majority of the Series B Preferred Shares then outstanding,

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including at least one of Chengwei and CDH (for so long as Chengwei or CDH remains a Series B Shareholder), or (ii) both of Chengwei and CDH (for so long as each of Chengwei and CDH remains a Series B Shareholder) and the term “Approved” has meanings correlative to the foregoing;

Articles	means these Articles of Association as altered from time to time;

Auditor	means any Person appointed to serve as the auditor for the Group;

Board	means the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Business Day	means a day, excluding Saturdays, on which banks in Hong Kong are generally open for business;

CDH	means CDH Courtyard Limited, a company incorporated under the laws of the British Virgin Islands;

Chairman	means the chairman of the Board;

Chengwei	means, collectively, Chengwei Partners, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands, Chengwei Ventures Evergreen Fund, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands, and Chengwei Ventures Evergreen Advisors Fund, LLC, an exempted limited liability company organized and existing under the laws of the Cayman Islands;

Co-Founders	means Ms. Tong Tong ZHAO and Mr. John Jiong WU;

Company	means the company for which these Articles are approved and confirmed;

Constitutional Documents	means, with respect to any Person, the Certificate of Incorporation, Memorandum of Association, Articles of Association, Joint Venture Agreement, or

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similar constitutive documents for such Person;

Control	means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing;

Consent	means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Government Entity.

Conversion Price	has the meaning as defined in Article 4.2.5(a)(1).

Conversion Rights	has the meaning as defined in Article 4.2.5.

Conversion Share	has the meaning as defined in Article 4.2.5(c).

Conversion Redemption Amount	has the meaning as defined in Article 4.2.5(c).

Convertible Securities	means any evidences of indebtedness, shares or other securities or instruments directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options;

Deemed Liquidation Event	has the meaning as defined in Article 4.2.15;

Director	means a director of the Company duly elected in accordance to these Articles and shall include where applicable an Alternate Director;

Encumbrance	means and includes any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, counterclaim, trust arrangement or other security or any equity or restriction (including any restriction imposed under the laws of any applicable jurisdiction) of any nature whatsoever;

Exchange Act	means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated

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thereunder;

Exempted Distribution	means (i) a distribution payable solely in Ordinary Shares, (ii) upon termination of such services, the repurchase of Ordinary Shares at or below cost from employees, officers, directors, consultants or other persons retained to provide services for any Group Company as permitted by the terms of their engagement by the Group Company approved by the Board, (iii) any conversion or exchange of Preferred Shares pursuant to the rights thereof, and (iv) any redemption or other repurchase of Preferred Shares pursuant to the rights thereof;

Exempted Securities	means Ordinary Shares issued or issuable as follows.

(i) Ordinary Shares issued as a dividend or distribution on Preferred Shares;

(ii) Ordinary Shares issued by reason of a share dividend, share split, or other distribution on Ordinary Shares that is covered by Article 4.2.5;

(iii) Ordinary Shares issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to the Share Option Plan; or

(iv) Ordinary Shares issued upon the exercise, conversion or exchange of duly authorized and issued Options and Convertible Securities pursuant to the terms thereof;

Founder	means Mr. Qi JI;

Government Entity	means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government;

Group	means the Company and all other Group Companies;

Group Company	means the Company or any Person (other than a natural Person) Controlled by the Company;

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Initial Consideration	has the meaning as defined in Article 4.2.18;

IPO	means an initial public offering of the Company’s Ordinary Shares on the New York Stock Exchange, the NASDAQ Global Market, the Main Board of the Hong Kong Stock Exchange or any other exchange of recognized international reputation and standing duly approved by the Board;

Key Management Personnel	means each of the following positions in any Group Company: (i) the Chief Executive Officer (responsible for general strategic direction with emphasis on sales, marketing and business development), (ii) the Chief Financial Officer (responsible for fund raising, financial control and management), (iii) the Chief Operating Officer or Head of Operations (responsible for operations, public relations and corporate marketing), and (iv) the Executive Vice President of any functional department;

Law	means the Companies Law of the Cayman Islands and every modification, reenactment or revision thereof for the time being in force;

Liabilities	means, with respect to any Person, liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due;

Memorandum	means the Amended and Restated Memorandum of Associate of the Company as amended from time to time;

Merger Agreement	has the meaning as defined in Article 4.2.16;

month	means calendar month;

Noteholders	means IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P. and IDG-Accel China Investors L.P., each an exempted limited partnership organized and existing under the laws of the Cayman Islands;

Note Agreement	means the Convertible Note Purchase Agreement entered into by and between the Company and the

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Noteholders on March 28, 2007 and the Convertible Promissory Note, dated March 30, 2007, issued by the Company thereunder;

notice	means written notice as further provided in these Articles unless otherwise specifically stated;

Officer	means any person appointed by the Board to hold an office in the Company;

Option	means rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities;

ordinary resolution	means a resolution of the Shareholders passed by a simple majority of the votes cast at a duly constituted general meeting (or, if so specified, a meeting of Shareholders holding a class or series of shares) of the Company where a quorum was present, or passed in lieu of a meeting by the unanimous written consent of all Shareholders entitled to vote;

Ordinary Shareholder	means the legal or beneficial holders of Ordinary Shares, as recognized on the Register of Shareholders;

Ordinary Shares	means the ordinary shares of par value of US$0.0001 each in the capital of the Company;

Original Issue Date	means, (i) with respect to Series A Preferred Shares, the date on which the first Series A Preferred Share was issued and (ii) with respect to Series B Preferred Shares, the “Closing Date” under the Series P Purchase Agreement;

paid-up	means paid-up or credited as paid-up;

Person	means any individual, partnership, corporation, trust or other entity (including, without limitation, any unincorporated joint venture and whether or not having separate legal personality);

PRC	means the People’s Republic of China (and unless the context requires or specifies otherwise shall exclude Hong Kong, Macau and Taiwan);

Preferred Directors	means the Series A Director and the Series B

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Directors.

Preferred Shareholders	means the Series A Shareholders and Series B Shareholders;

Preferred Shares	means the Series A Preferred Shares and Series B Preferred Shares;

Qualified IPO	means a firm commitment, underwritten IPO by the Company of its Ordinary Shares with (i) a market capitalization of the Company equal to no less than US$495 million (or the equivalent thereof in other currencies) immediately prior to the IPO, and (ii) total offering proceeds to the Company, before deduction of selling expenses, of not less than US$50 million (or the equivalent thereof in other currencies);

RE Company	means a real estate company that may be established in the PRC by the Founder, the Company or any Affiliate of the Founder or the Company (i) for the purpose of acquiring, owning, enhancing, managing, operating or maintaining assets, real property or other facilities for use in lodging-related business activities, including but not limited to limited service, deluxe, luxury, upscale, and midscale with food and beverage service, and (ii) deriving no less than 50% of its gross revenue from leasing and other transactions with the Group.

Register of Directors and Officers	means the register of Directors and Officers referred to in these Articles;

Register of Shareholders	means the register of Shareholders referred to in these Articles;

Registered Office	means the registered office for the time being of the Company;

Related Party	means, with respect to any specified Person, the holder of any equity interest in such Person, or any director, officer or employee of such Person, or any Affiliate of any of the foregoing; notwithstanding the foregoing, Related Parties of any Group Company or the Founder shall also include any real estate investment fund or similar business that is a Related

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Party of any Group Company or the Founder, any RE Company, or any Affiliate thereof;

Reserved Shares	means not more than 7,000,000 Ordinary Shares or options, warrants, rights (including conversion or preemptive rights and rights of first refusal) for the purchase of such Ordinary Shares issuable for such purposes and in such amounts and at such prices and upon such other terms that shall be determined from time to time by the Board (including at least a majority of the Preferred Directors, if any) in accordance with these Articles and the Shareholders Agreement.

Seal	means the common seal or any official or duplicate seal of the Company;

Secretary	means the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Director	has the meaning as defined in Article 37.2;

Series A Preferred Shares	means the Series A Preferred Shares of par value US$0.0001 each in the capital of the Company;

Series A Purchase Agreement	means the purchase agreement dated February 4th, 2007 entered into among the Company, Winner Crown Holdings Limited, Ms. Tong Tong ZHAO, Mr. John Jiong WU and the Investors listed on schedule C thereto;

Series A Shareholders	means the legal or beneficial holders of Series A Shares, as recognized on the Register of Shareholders;

Series A Subscription Price	means the subscription price per share of the Series A Preferred Shares under the Series A Purchase Agreement, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares;

Series B Directors	has the meaning as defined in Article 37.2;

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Series B Preferred Shares	means the Series B Preferred Shares of par value US$0.0001 each in the capital of the Company;

Series B Purchase Agreement	means the Series B Preferred Shares Purchase Agreement, dated June 20, 2007, entered into among the Company, the WFOEs, certain founders named therein, Chengwei, CDH and certain other subscribers to the Series B Preferred Shares;

Series B Shareholder	means the legal or beneficial holders of Series B Shares, as recognized on the Register of Shareholders;

Series B Subscription Price	means the subscription price per share of the Series B Preferred Shares under the Series B Purchase Agreement, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series B Preferred Shares;

Shares or shares	means the shares in the capital of the Company, including Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares and shares of any other series or class issued in the Company;

Share Option Plan	means the Company’s 2007 Global Share Plan, 2008 Global Share Plan and any other share option, share appreciation, share purchase, phantom share or other equity-based plan, arrangement, agreement, policy or understanding, whether written or unwritten, duly authorized by the Board pursuant to Article 4.2.3(k) and the Shareholders Agreement;

Shareholder or shareholder	means the person registered in the Register of Shareholders as the holder of shares in the Company, including Ordinary Shareholders and Preferred Shareholders and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons, as the context so requires;

Shareholders Agreement	means the Amended and Restated Shareholders Agreement, dated June 20, 2007 by and among the Company and the other parties listed therein;

special resolution	means a resolution passed by a majority of not less

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than two thirds of the votes cast at a duly constituted general meeting (or, if so specified, a meeting of Shareholders holding a class or series of shares) of the Company where a quorum was present, or passed in lieu of a meeting by the unanimous written consent of all Shareholders entitled to vote;

Subscription Price	means, with respect to any Series A Preferred Share or Series B Preferred Share, respectively, the Series A Subscription Price and Series B Subscription Price;

subsidiary	means, with respect to any given Person, any other Person (other than a natural Person) Controlled by such given Person;

Taxes	means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any government entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or Tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom;

Tax Returns	means any tax return, declaration, reports, estimates, claim for refund, claim for extension, information returns, or statements relating to Taxes, including any schedule or attachment thereto;

WFOEs	means (i) Hanting Xingkong Hotel Management (Shanghai) Co., Ltd. , a wholly foreign-owned enterprise registered in Shanghai, PRC;

(ii) Lishan Senbao Investment Management (Shanghai) Co., Ltd. , a wholly foreign-owned enterprise registered in Shanghai, PRC; and

(iii) Yiju Hotel Management (Shanghai) Co., Ltd. , a wholly foreign-owned enterprise registered in Shanghai,

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PRC;

written resolution	means a resolution passed in accordance with Article 35 or 60 (as the case may be); and

year	means calendar year.
1.2	In these Articles, where not inconsistent with the context:
(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-
(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;
(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.
1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.
SHARES
2.	Power to Issue Shares
2.1	Subject to these Articles, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Shareholders prescribe, provided that no share shall be issued at a discount except in accordance with the Law.

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3.	Redemption and Purchase of Shares
3.1	Subject to the Law as then in effect and the other provisions of these Articles, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Shareholder.

3.2	Subject to the Law as then in effect and the other provisions of these Articles, the Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which is authorised for such purpose.

3.3	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.4	In the case of shares redeemable at the option of a Shareholder a redemption notice from a Shareholder may not be revoked without the agreement of the Board.

3.5	Subject to the Law as then in effect and the other provisions of these Articles, the redemption price may be paid in any manner authorized by these Articles for the payment of dividends.

3.6	The Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.7	No share may be redeemed unless it is fully paid-up.

3.8	Subject to the Law as then in effect and the other provisions of these Articles, the Board may exercise all the powers of the Company to purchase all or any part or its own shares in accordance with the Law. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Shareholder from whom the shares are purchased.
4.	Rights Attaching to Shares
4.1	Ordinary Shares. The Ordinary Shareholders shall, subject to the other provisions of these Articles:
(a)	be entitled to one vote per Ordinary Share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up, dissolution or liquidation of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to the Ordinary Shares.
4.2	Preferred Shares. The Preferred Shareholders shall, subject to the provisions of these Articles, be entitled to the following rights and preferences:

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Voting
4.2.1	On any matter presented to the shareholders for their action or consideration at any meeting of shareholders (or by written resolution of shareholders in lieu of meeting), (i) each Series B Shareholder shall be entitled to cast the number of votes equal to the number of Ordinary Shares into which the Series B Preferred Shares held by such Series B Shareholder are convertible as of the record date for determining shareholders entitled to vote on such matter, and (ii) each Series A Shareholder shall be entitled to cast the number of votes equal to one-half (1/2) the number of Ordinary Shares into which the Series A Preferred Shares held by such Series A Shareholder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by Law or by the other provisions of these Articles, holders of Preferred Shares shall vote together with the holders of Ordinary Shares as a single class.
Protective Provisions
4.2.2	For so long as the Series A Preferred Shares are in issue, the following acts shall require the prior written approval or affirmative vote (in addition to any other vote or consent required by the Law or these Articles) of the Series A Director:
(a)	any amendment to, cancellation, waiver or other change in respect of, the rights, preferences, privileges, powers, obligations or liabilities arising in connection with the Series A Preferred Shares if such amendment, cancellation, waiver or other change would materially and adversely affect the holders thereof.
4.2.3	Notwithstanding anything to the contrary in the Constitutional Documents of any Group Company, so long as any Series B Preferred Shares remain outstanding, the Company shall not, and shall ensure that none of the other Group Companies, whether directly or indirectly, take any of the actions described below unless Approved by the Series B Shareholders:
(a)	any amendment to, cancellation, waiver or other change in respect of, the rights, preferences, privileges, powers, obligations or liabilities arising in connection with the Series B Preferred Shares or otherwise adversely affecting the holders thereof;

(b)	any increase or decrease in the authorized number of Series B Preferred Shares;

(c)	the creation, or authorization of shares, securities or instruments convertible, exchangeable or exercisable for or into shares (including convertible debt), having rights, privileges or preferences superior to or on parity with the Series B Preferred Shares with respect to voting, dividends, redemption, conversion or liquidation or any other rights (including and without limitation, registration rights);

(d)	the purchase or redemption of, payment or declaration of any dividend on, or making of any distribution on, any equity interest therein, other than (i) redemption of the Series B Preferred Shares as expressly authorized herein, (ii) dividends or

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other distributions payable on the Ordinary Shares solely in the form of additional Ordinary Shares and (iii) upon termination of such services, repurchases of shares at below cost from former employees, officers, directors, consultants or other persons who performed services for any Group Company as permitted by the terms of their engagement by such Group Company approved by the Board;
(e)	amendment, alteration or repeal of any provision of the Constitutional Documents thereof;

(t)	liquidation, dissolution or winding up of the business and affairs thereof;

(g)	any Deemed Liquidation Event;

(h)	the issuance or agreement to issue shares or other securities or instruments exchangeable, convertible or exercisable for any equity interest therein, other than the Reserved Shares and shares issuable under the Transaction Documents (as defined in the Series B Purchase Agreement) and the Share Option Plan;

(i)	raising or authorization of any indebtedness or debt financing by the Company, and the raising or authorization of any indebtedness or debt financing by any other member of the Group if after such indebtedness or debt financing the aggregate amount of indebtedness and debt financing by all members of the Group would exceed US$20 million, provided that this clause (i) shall not apply to any loan extended to a Group Company by a shareholder of the Company if (i) such loan is made on terms no less favorable to the Group Company than the terms that would be customary in an arms-length loan extended by a commercial bank, (ii) such loan is subordinate to any amounts that are or may become payable to any Investor by the Group Company, whether by virtue of the Investor’s ownership of securities of the Company or pursuant to any of the Transaction Documents, including without limitation any indemnification by the Company pursuant to the Series B Purchase Agreement, and (iii) after receipt of such loan, the aggregate amount of all such loans from shareholders of the Company to the Group Companies does not exceed US$15 million;

(j)	any increase or decrease in the number of positions on the Board;

(k)	the adoption or termination of any Share Option Plan or amendment to any provision of any Share Option Plan or increase in the amount of Ordinary Shares reserved for future issuance pursuant to any Share Option Plan;

(l)	any action that effects a reclassification or recapitalization of the issued and outstanding shares of the Company;

(m)	except as specifically contemplated in the Series B Purchase Agreement, the entry into any transaction or series of transactions (or the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term

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under agreement with respect to any transaction or series of transactions) between any Group Company, on the one hand, and any Related Party of any Group Company (other than another Group Company), on the other hand;
(n)	the sale, transfer, lease, assignment, parting with or disposal by the Company or any Group Company, whether directly or indirectly, of all or substantially all of the property, assets or revenues of the Company or such Group Company;

(p)	the merger, consolidation, reorganization, or amalgamation of any Group Company with or into any other Person or any scheme of arrangement or other business combination with or into any other Person;

(q)	the purchase or other acquisition by any of the Company or the Group Companies, or any combination of the foregoing, of another Person or all (or substantially all) of the business and/or assets of another Person through a single transaction or series of related transactions (i) with aggregate value of at least US$2,500,000, (ii) for which any required Consent has not been obtained, or (iii) if the target company of such transaction has not obtained any Consent required in connection with the conduct of its business;

(r)	the re-domestication, continuance or removal thereof to any other jurisdiction; and

(s)	any repayment or retirement of all or any portion of any indebtedness of any Group Company whether incurred before or after the date hereof, other than customary interest and maintenance payments.
4.2.4	Notwithstanding anything to the contrary in the Constitutional Documents of the Company or any Group Company, the Company shall not, and shall ensure that none of the other Group Companies, whether directly or indirectly, take any of the actions described below unless approved in a resolution adopted by a majority of the Board, including at least two (2) Series B Directors:
(a)	approval of any annual operating plan, budgets or any changes thereto;

(b)	the guarantee, directly or indirectly, of any indebtedness, or the indemnification to any Person regarding or in connection with any indebtedness, except for trade accounts or any Group Company arising in the ordinary course of business;

(c)	alteration or amendment of the accounting principles thereof except as required by applicable law;

(d)	appointment, dismissal or change in the appointment of independent public accountants, Auditor or counsels thereof;

(e)	the making of any loan or advance to any Person or granting any credit to any

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Person, except accounts receivable arising in the ordinary course of business;
(f)	the sale, transfer, lease, assignment or disposal of any assets (whether by a single transaction or a series of related transactions) the aggregate fair market value of which exceeds US$3,000,000;

(g)	the purchase or acquisition of any assets thereof (whether by a single transaction or a series of related transactions) the aggregate purchase price or cost to acquire of which exceeds US$3,000,000;

(h)	the commencement or settlement of any litigation the amount in controversy with respect to which exceeds US$3,000,000;

(i)	any change to the principal business thereof, entry into new lines of business thereby, or exiting a line of business thereby;

(j)	hiring or termination of the CEO, CFO, chief operating officer or any other officer with the position of executive vice president or higher of any Group Company or any change to the compensation of any such officer of any Group Company, including the award of any option grants or share awards;

(k)	amendment, alteration or repeal of any provision of the Constitutional Documents of any Group Company (other than the Company);

(l)	the creation of any mortgage, charge, pledge, lien or other encumbrance with respect to assets thereof other than in the ordinary course of business or as imposed by operation of law;

(m)	the formation of any committee of the Board of Directors of any Group Company and any changes to the powers granted to any such committee;

(n)	any increase or decrease in the size or any change in the member(s) of the Board of Directors of any Group Company other than the Company; and

(o)	the prescription of any regulation in general meeting that would limit the powers of the Board of Directors of any of the Group Companies.
Conversion Rights
4.2.5	The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):
(a)	Optional Conversion.
(1)	Conversion Ratio. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the

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payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Subscription Price applicable for such Preferred Share by the Conversion Price (as defined below) for such Preferred Share in effect at the time of conversion. The “Conversion Price” for each Preferred Share shall initially be equal to the Subscription Price for such Preferred Share. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided below.
(2)	Termination of Conversion Rights. In the event of a notice of redemption of any Preferred Shares pursuant to Article 4.2.7 and Article 4.2.8, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Shares.
(b)	Mandatory Conversion. The Preferred Shares shall automatically be converted into Ordinary Shares at the then effective conversion rate (i) upon a Qualified IPO, and (ii) upon the date and time, or the occurrence of an event, as Approved by the Series B Shareholders.

(c)	Mechanics of Conversion.
(1)	Reservation of Shares. The Company shall at all times when the Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Memorandum and these Articles. Before taking any action which would cause an adjustment reducing the Conversion Price of any Preferred Share below the then par value of the Ordinary Shares issuable upon conversion of such Preferred Share, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company

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may validly and legally issue fully paid and nonassessable Ordinary Shares at such adjusted Conversion Price.

(2)	Notice of Optional Conversion. In order for a Preferred Shareholder to voluntarily convert its Preferred Shares into Ordinary Shares, such Preferred Shareholder shall surrender the certificate or certificates for such Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit), at the office of the transfer agent for the Preferred Shares (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the Preferred Shares represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such Preferred Shareholder’s name or the names of the nominees in which such Preferred Shareholder wishes the certificate or certificates for Ordinary Shares to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates (or lost certificate affidavit) and notice shall be the time of conversion, and the Ordinary Shares issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the time of conversion, issue and deliver to such Preferred Shareholder, or to his, her or its nominees, a certificate or certificates for the number of full Ordinary Shares issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the Preferred Shares represented by the surrendered certificate that were not converted into Ordinary Shares, and payment of any declared but unpaid dividends on the Preferred Shares converted.

(3)	Notice of Mandatory Conversion. All holders of Preferred Shares to be converted shall be sent written notice of the time of conversion and the place designated for conversion of all such Preferred Shares pursuant to Article 4.2.5(b). Such notice need not be sent in advance of the occurrence of the time of conversion. Promptly following receipt of such notice, each holder of Preferred Shares subject to conversion shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to

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the Preferred Shares converted pursuant to Article 4.2.5(b), including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate at the time of conversion designated in the notice (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of Article 4.2.5(b). As soon as practicable after the time of conversion and the surrender of the certificate or certificates (or lost certificate affidavit) for the Preferred Shares, the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Ordinary Shares issuable on conversion of any Preferred Shares in accordance with the provisions hereof, together with the payment of any declared but unpaid dividends on the Preferred Shares converted.

(4)	The Company shall redeem any Preferred Share to be converted (the “Conversion Share”) for aggregate consideration (the “Conversion Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(5)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Conversion Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(6)	Upon application of the Conversion Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.
(d)	Effect of Conversion.
(1)	All Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any Series A Preferred Shares or Series B Preferred Shares so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Series A

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Preferred Shares or Series B Preferred Shares, as applicable, accordingly.

(2)	The Ordinary Shares to which a Preferred Shareholder is entitled in exercising the Conversion Right shall, subject to each Preferred Share being fully paid up by the holder thereof:
(i)	be credited as fully paid; and

(ii)	rank pari passu in all respects and form one class with the Ordinary Shares in issue.
(e)	No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on any Preferred Shares surrendered for conversion or on the Ordinary Shares delivered upon conversion.

(f)	Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to this Article 4.2.5. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(g)	Notice of Record Date. In the event:
(i)	the Company shall take a record of the holders of its Ordinary Shares (or other securities at the time issuable upon conversion of the Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Company, any reclassification of the Ordinary Shares of the Company, or any Deemed Liquidation Event; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Preferred Shareholders a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such

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reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Ordinary Shares (or such other securities at the time issuable upon the conversion of the Preferred Shares) shall be entitled to exchange their Ordinary Shares (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Shares and the Ordinary Shares. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
4.2.6	Adjustments to Conversion Price
(a)	Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date for any series of Preferred Shares effect a subdivision of the outstanding Ordinary Shares, the Conversion Price for such series of Preferred Shares in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Original Issue Date for any series of Preferred Shares combine the outstanding Ordinary Shares, the Conversion Price for such series of Preferred Shares in effect immediately before the combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)	Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date for any series of Preferred Shares shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable on the Ordinary Shares in the form of additional Ordinary Shares, then and in each such event the Conversion Price for such series of Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series of Preferred Shares then in effect by a fraction:
(i)	the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and

(ii)	the denominator of which shall be the total number of Ordinary Shares

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issued and outstanding immediately prior to the time of such issuance on the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of Preferred Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series of Preferred Shares shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and no such adjustment on the Conversion Price for such series of Preferred Shares shall be made if the holders of such series of Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Preferred Shares of such series had been converted into Ordinary Shares on the date of such event.

(c)	Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date for any series of Preferred Shares shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution in the form of Ordinary Shares) or in other property and the provisions of Article 4.2.10 and Article 4.2.11 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Shares, shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares of such series had been converted into Ordinary Shares on the date of such event.

(d)	Adjustment for Merger or Reorganization, etc. Subject to the provisions of Article 4.2.15, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Ordinary Shares (but not the Preferred Shares of any series) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Article 4.2.6(a) to 4.2.6(c)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Share of such series shall thereafter be convertible (in lieu of the Ordinary Shares into which it was convertible prior to such event) into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares of the Company issuable upon conversion of such Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Article 4.2.5 and Article 4.2.6 with respect to the rights and interests

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thereafter of the holders of such series of Preferred Shares, to the end that the provisions set forth in Article 4.2.5 and Article 4.2.6 (including provisions with respect to changes in and other adjustments of the Conversion Price for such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Shares.

(e)	Anti-Dilution Provisions. In the event the Company shall at any time after the Original Issue Date for any series of Preferred Shares, issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 4.2.6(e)(2)), without consideration or for a consideration per share less than the applicable Conversion Price for such series of Preferred Shares in effect immediately prior to such issuance, then the Conversion Price for such series of Preferred Shares shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issuance or deemed issuance of the Additional Ordinary Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of $0.0001 of consideration for all such Additional Ordinary Shares issued or deemed to be issued.
(1)	Determination of Consideration. For purposes of this Article 4.2.6(e), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:
(A)	Cash and Property. Such consideration shall:
(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and certified by the Auditor; and

(iii)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined and certified by the Auditor.
(B)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 4.2.6(e)(2), relating to Options and Convertible Securities, shall be determined by dividing

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(i)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of Ordinary Shares (as determined below) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(2)	Deemed Issuance of Additional Ordinary Shares.
(A)	If the Company from time to time after the Original Issue Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then for purposes of calculating any adjustment to the Conversion Price of the Preferred Shares, the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price for a series of Preferred Shares, pursuant to the terms of Article 4.2.6(e), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (including, without limitation, automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the

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consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price for such series of Preferred Shares computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price for such series of Preferred Shares to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)	If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the Conversion Price for a series of Preferred Shares pursuant to the terms of Article 4.2.6(e) (either because the consideration per share of the Additional Ordinary Shares subject thereto was equal to or greater than the Conversion Price for such series of Preferred Shares then in effect, or because such Option or Convertible Security was issued before the Original Issue Date for such series of Preferred Shares), are revised after the Original Issue Date for such series of Preferred Shares, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) an increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of such Option or Convertible Security or (2) an increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 4.2.6(e)(2)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a

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revision of its terms) in an adjustment to the Conversion Price for a series of Preferred Shares pursuant to the terms of Article 4.2.6(e), the Conversion Price for such series of Preferred Shares shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)	If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Article 4.2.6(e)(2) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Article 4.2.6(e)(2)). If the number of ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Article 4.2.6(e)(2) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
(3)	Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Ordinary Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for any series of Preferred Shares, pursuant to the terms of Article 4.2.6(e), then, upon the final such issuance, the Conversion Price for such series of Preferred Shares shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
(f)	In case any event shall occur as to which the other provisions of this Article are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the

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Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article, necessary to preserve, without dilution, the conversion rights of such Preferred Shares. If any Preferred Shareholder shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Preferred Shareholders and shall make the adjustments described therein.

(g)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any series of Preferred Shares pursuant to this Article 4.2.6, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares of such series, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of such series of Preferred Shares (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price for such series of Preferred Shares then in effect, and (ii) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Shares.
Redemption
4.2.7	Series A Redemption. Series A Preferred Shares shall not be redeemable.

4.2.8	Series B Redemption. Series B Preferred Shares shall be redeemed by the Company out of funds lawfully available therefor at a price equal to the Series B Subscription Price per share, plus all declared but unpaid dividends thereon (the “Redemption Price”), after receipt by the Company at any time on or after May 1, 2012, from the holders of at least a majority of the then outstanding Series B Preferred Shares, of written notice requesting redemption of all Series B Preferred Shares and setting forth the date for such redemption (the “Redemption Date”). Such notice shall be given no less than sixty (60) days in advance of the Redemption Date. On the Redemption Date, the Company shall redeem all outstanding Series B Preferred Shares. The Company shall pay one-third (1/3) of the Redemption Price in cash on the Redemption Date and issue to each Series B Shareholder a promissory note in form and substance reasonably satisfactory to the holders representing a majority in voting power of the Series B Preferred Shares being redeemed, for the balance or the Redemption Price, which shall be due and payable in two equal installments on the first and second anniversaries of the Redemption Date, respectively.

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(a)	Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each Series B Shareholder not less than forty (40) days prior to the Redemption Date. Each Redemption Notice shall state:
(1)	the number of Series B Preferred Shares held by the Series B Shareholder as of record on the Register of Shareholders;

(2)	the Redemption Date and the Redemption Price; and

(3)	that the Series B Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series B Preferred Shares to be redeemed.
(b)	Surrender of Certificates; Payment. In connection with the redemption of any Series B Preferred Share, the holder thereof shall surrender to the Company, in the manner and at the place designated by the Company for that purpose, the certificate representing such Series B Preferred Share. Upon receipt of any such certificate for Series B Preferred Shares, the Company shall promptly pay the redemption price with respect to such shares to the order of the holder whose name appears on such certificate, and such certificate shall be cancelled. In the case of any lost, stolen or destroyed certificate, the Company shall promptly pay the redemption price to the holder of the Series B Preferred Shares that would have been evidenced by such certificate upon such holder executing an agreement reasonably satisfactory to the Company to indemnify the Company for any loss incurred by it in connection with such lost, stolen or destroyed certificate.
4.2.9	Redeemed or Otherwise Acquired Shares. Any shares that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of redeemed shares following redemption.
Dividends
4.2.10	Except for an Exempted Distribution, no dividend or other distribution (whether in cash or in kind) shall be declared or paid with respect to any other class or series of shares of the Company unless and until a distribution is likewise declared or paid with respect to the outstanding Series B Preferred Shares which in amount and kind, on a per share, as-if converted basis (assuming conversion as of the date of such declaration or as of the record date for such payment), is equal to the distribution paid on each share of such other class or series of shares (where such class or series of shares are not the Ordinary Shares, treating such other class or series on an as-if converted basis, assuming conversion as of the date of such declaration or as of the record date for such payment).

4.2.11	Except for an Exempted Distribution, no dividend or other distribution (whether in cash or in kind) shall be declared or paid with respect to any other class or series of shares of the

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Company unless and until a distribution is likewise declared or paid with respect to the outstanding Series A Preferred Shares which in amount and kind, on a per share, as-if converted basis (assuming conversion as of the date of such declaration or as of the record date for such payment), is equal to the distribution paid on each share of such other class or series of shares (where such class or series of shares are not the Ordinary Shares, treating such other class or series on an as-if converted basis, assuming conversion as of the date of such declaration or as of the record date for such payment).
Liquidation Preference
4.2.12	Payments on Series B Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, the Series B Shareholders shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the Series A Shareholders or Ordinary Shareholders, an amount per Series B Preferred Share equal to the Series B Subscription Price, plus all accrued or declared but unpaid dividends thereon. If upon any such liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the Series B Shareholders the full amount to which they shall be entitled under this Article 4.2.12, the Series B Shareholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Series B Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such Series B Preferred Shares were paid in full.

4.2.13	Payments on Series A Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the Series B Shareholders, the Series A Shareholders shall be entitled to be paid out of the remaining assets of the Company available for distribution to its shareholders before any payment shall be made to the Ordinary Shareholders, an amount per Series A Preferred Share equal to Series A Subscription Price, plus all accrued or declared but unpaid dividends thereon. If upon any such liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the Series B Shareholders, the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the Series A Shareholders the full amount to which they shall be entitled under this Article 4.2.13, the Series A Shareholders shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Series A Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such Series A Preferred Shares were paid in full.

4.2.14	Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the Series B Shareholders and Series A Shareholders, the remaining assets of the Company available for distribution to

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its shareholders shall be distributed among the holders of any Preferred Shares and/or Ordinary Shares pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Ordinary Shares pursuant to the terms of these Articles immediately prior to such dissolution, liquidation or winding up of the Company, or the Deemed Liquidation Event.
Deemed Liquidation Events
4.2.15	Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless holders representing at least a majority in voting power of the Series A Preferred Shares have approved in writing, and the Series B Shareholders have Approved, a waiver waiving the treatment of such event as a Deemed Liquidation Event:
(1)	any consolidation or merger of the Company with or into any other person, or any other corporate reorganization, in which the Shareholders immediately prior to such consolidation, merger or reorganization, own less than fifty percent of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions involving the Company pursuant to which in excess of fifty percent of the Company’s voting power is transferred; or

(2)	a sale, transfer, lease, exclusive licensing or other disposition of all or substantially all of the property, assets or revenues of the Company.
4.2.16	Requirement. The Company shall not enter into or permit any transaction that would constitute a Deemed Liquidation Event referred to in Article 4.2.15(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Company shall be allocated among the shareholders of the Company in accordance with Articles 4.2.12 to 4.2.14.

4.2.17	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the shareholders of the Company upon any such merger, consolidation, sale, transfer, exclusive license, other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such shareholders by the Company or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined and certified by an independent investment bank of international repute and standing appointed by the Hong Kong International Arbitration Centre.

4.2.18	Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection Article 4.2.15(1), if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders of the Company subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the shareholders of the Company in accordance with Article 4.2.12 through Article 4.2.14 as if the Initial Consideration were the only

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consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the shareholders of the Company in accordance with Article 4.2.12 through Article 4.2.14 after taking into account the previous payment of the Initial Consideration as part of the same transaction.
5.	Calls on Shares
5.1	The Board may make such calls as it thinks fit upon the Shareholders in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Shareholders and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Shareholders in the amounts and times of payments of calls on their shares.
6.	Joint and Several Liabilities to Pay Calls
        The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
7.1	Forfeiture of Shares
7.1	If any Shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, forward (or direct the Secretary to forward) such Shareholder a notice in writing in the form, or as near thereto as circumstances admit, of the following:
Notice of Liability to Forfeiture for Non-Payment of Call • (the “Company”)
You have failed to pay the call of [amount of call] made on the [   ] day of [ ], 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Shareholders of the Company, on the [    ] day of [ ], 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 20[ ] at the registered office of the Company the share(s) will be liable to be forfeited.
Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board

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7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3	A Shareholder whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.
8.	Share Certificates
8.1	Every Shareholder shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.
9.	Fractional Shares
No fractional Ordinary Shares shall be issued upon conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a Ordinary Share on the date of conversion as determined in good faith by the Board.
REGISTRATION OF SHARES
10.	Register of Shareholders
The Board shall cause to be kept in one or more books a Register of Shareholders which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:
(a)	the name and address of each Shareholder, the number, and (where appropriate) the class of shares

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held by such Shareholder and the amount paid or agreed to be considered as paid on such shares;
(b)	the date on which each person was entered in the Register of Shareholders; and

(c)	the date on which any person ceased to be a Shareholder.
11.	Registered Holder Absolute Owner
11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise (even when having notice thereof), any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:
(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.
12.	Transfer of Registered Shares
12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:
Transfer of a Share or Shares • (the “Company”)
FOR VALUE RECEIVED............[amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.
DATED this [ ] day of [ ], 20[ ]
Signed by:      In the presence of:

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Transferor	Witness

Transferor Witness

Transferee Witness
12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Shareholders.

12.3	The Board shall refuse to register the transfer of any share prohibited pursuant to the Shareholders Agreement.

12.4	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.5	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder.
13.	Transmission of Registered Shares
13.1	In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Shareholder with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of

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transfer in writing in the form, or as near thereto as circumstances admit, of the following:
Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Shareholder • (the “Company”)
I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Shareholder] to [number] share(s) standing in the Register of Shareholders of the Company in the name of the said [name of deceased/bankrupt Shareholder] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.
DATED this [ ] day of [ ], 20[ ]
Signed by:  In the presence of:

Transferor	Witness

Transferor Witness

Transferee Witness
13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Shareholder before such Shareholder’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.
ALTERATION OF SHARE CAPITAL
14.	Power to Alter Capital
14.1	Subject to the Law and these Articles, the Company may from time to time by ordinary resolution alter the conditions of the Memorandum to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

14.2	Subject to the Law and these Articles, the Company may from time to time by ordinary resolution

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alter the conditions of the Memorandum to:
(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.
14.3	For the avoidance of doubt it is declared that paragraph 14.2(a) and (b) above do not apply if at any time the shares of the Company have no par value.

14.4	Subject to the Law and these Articles, the Company may from time to time by special resolution reduce its share capital in any way or, subject to Article 73, alter any conditions of the Memorandum relating to share capital.
15.	Variation of Rights Attaching to Shares
15.1	Subject to these Articles, if, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. Subject to these Articles, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
DIVIDENDS AND CAPITALIZATION
16.	Dividends
16.1	The Board may, subject to these Articles and any direction of the Company in general meeting, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2	Dividends may be declared and paid out or profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out or share premium account or any other

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fund or account which can be authorised for this purpose in accordance with the Law.
16.3	With the sanction of an ordinary resolution of the Company and subject to these Articles, the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generally and subject to these Articles, the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

16.4	Subject to these Articles, the Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.5	Subject to these Articles, the Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.6	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.
17.	Power to Set Aside Profits
17.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

17.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.
18.	Method of Payment
18.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Shareholders, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Shareholders, or to such person and to such address as the

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joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.
18.3	The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company on account of calls or otherwise.
19.	Capitalization
19.1	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

19.2	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
MEETINGS OF MEMBERS
20.	Annual General Meetings
The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.
21.	Extraordinary General Meetings
21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	Any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.
22.	Requisitioned General Meetings
22.1	The Board shall, on the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed

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to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

22.2	If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.
23.	Notice
23.1	At least fourteen Business Days’ notice of an annual general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Shareholders entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

23.2	At least ten Business Days’ notice of an extraordinary general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of dispatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

23.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Shareholders entitled to attend and vote thereat.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.
24.	Giving Notice
24.1	A notice may be given by the Company to any Shareholder either by delivering it to such Shareholder in person or by sending it to such Shareholder’s address in the Register of

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Shareholders or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

24.2	Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.
25.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Shareholder before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

26.	Participating in Meetings by Telephone

Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings
27.1	A general meeting of the Company is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy two members holding not less than an aggregate of 50% in voting power of the shares of the Company, including not less than 50% in voting power of the Series B Preferred Shares,

provided that (i) if the Company shall at any time have only one Shareholder, one Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time and (ii) if the business of the general meeting includes considering a special resolution to wind-up the Company or to alter or add to these Articles or the Memorandum, the quorum must include shareholders representing not less than two-thirds in voting power of the then issued and outstanding Preferred Shares.

27.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

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28	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Shareholders at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29	Voting on Resolutions
29.1	Subject to the provisions of the Law and these Articles, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

29.2	No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all shares held by such Shareholder.

29.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

29.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.
30	Power to Demand a Vote on a Poll
30.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Shareholder.
30.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

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30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

30.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.
31	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.
32	Instrument of Proxy
32.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:
Proxy • (the “Company”)
I/We, [insert names here], being a Shareholder of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address) to be my/our proxy to vote for me/us at the meeting of the Shareholders held on the [ ] day of [ ], 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Shareholder(s)

32.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

32.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

32.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

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33	Representation of Corporate Shareholder
33.1	A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Shareholders and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.
34	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of a majority in number of those present at any general meeting at which a quorum is present, and shall if so directed, adjourn the meeting. Unless the meeting is adjourned for more than 60 days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat, in accordance with the provisions of these Articles.

35	Written Resolutions
35.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Shareholders may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

35.2	A resolution in writing may be signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Shareholders, or all the Shareholders of the relevant class thereof, in as many counterparts as may be necessary.

35.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting or the relevant class of Shareholders, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Shareholders voting in favour of a resolution shall be construed accordingly.

35.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

35.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Shareholder to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

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36	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.
DIRECTORS AND OFFICERS
37	Election and Appointment of Directors
37.1	The Board shall be elected or appointed in writing in the first place by the subscribers to the Memorandum or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by special resolution.

37.2	The composition of the Board shall be determined as follows:
(a)	The Board shall consist of five Directors or such other number as all Shareholders may determine by unanimous resolution.

(b)	Shareholders representing a majority in voting power of the Ordinary Shares shall have the right to nominate, from time to time, individuals to occupy two (2) of the five positions on the Board.

(c)	For so long as any Series A Preferred Shares remain outstanding, Shareholders representing a majority in voting power of the Series A Preferred Shares shall have the right to nominate, from time to time, an individual to occupy one (1) of the five positions on the Board (“Series A Director”); and

(d)	For so long as any Series B Preferred Shares remain outstanding, Shareholders representing a majority in voting power of the Series B Preferred Shares shall have the right to nominate, from time to time, individuals to occupy two (2) of the five positions on the Board (“Series B Directors”); provided that:
(1)	For so long as Chengwei holds no less than 25% of the total number of issued and outstanding Series B Preferred Shares, Chengwei shall have the right to nominate, from time to time, an individual to occupy one (1) of the two positions as a Series B Director; and

(2)	For so long as CDH holds no less than 25% of the total number of issued and outstanding Series B Preferred Shares, CDH shall have the right to nominate, from time to time, an individual to occupy one (1) of the two positions as a Series B Director.
(e)	For so long as the Noteholders hold any Series B Preferred Shares, the Noteholders shall be entitled, by notice in writing to the Company, to jointly appoint one (1) person, as observer to attend and speak at, either in person or by teleconference, any and all meetings of the

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Board. The Company shall provide to such observer the same information concerning the Company, and access thereto, provided to members of the Board.

(f)	Each of Chengwei and CDH, respectively, for so long as it holds any Series B Preferred Shares, shall be entitled by notice in writing to the Company, to appoint one (1) person, as observer to attend and speak at, either in person or by teleconference, any and all meetings of the Board. The Company shall provide to such observer the same information concerning the Company, and access thereto, provided to members of the Board.
37.3	If Series B Shareholders or Series A Shareholders, as the case may be, fail to elect a sufficient number of Directors to fill all directorships for which they are entitled to elect Directors pursuant to Article 37.2, then any directorship not so filled shall remain vacant until such time as the Series B Shareholders or Series A Shareholders, as the case may be, elect a person to fill such directorship by vote or written resolution in lieu of a meeting; and no such directorship may be filled by shareholders of the Company other than by the shareholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a Director, the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to elect such Director shall constitute a quorum for the purpose of electing such Director. Except as otherwise provided in this Article 37, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written resolution in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Article 37.
38	[Reserved.]

39	Term of Office of Directors

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

40	Alternate Directors
40.1	A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

40.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

40.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not

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personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

40.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

40.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

40.6	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

40.7	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

40.8	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Shareholders shall apply equally to the appointment of proxies by Directors.
41	[Reserved]

42	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:
(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.
43	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Directors as they may from time to time determine and

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shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

44	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

45	Directors to Manage Business

Subject to Articles 46, the business of the Company shall be managed and conducted by the Board. Except as otherwise provided by Law or these Articles, in managing the business of the Company, the Board may exercise all the powers of the Company.

46	Powers of the Board of Directors

Without limiting the generality of Article 45, except as otherwise provided by Law or these Articles, the Board may:
(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power or attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such

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attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s person seal with the same effect as the affixation of the seal of the Company;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.
Without limiting the foregoing, the Company shall not, and shall not permit any other Group Company, to appoint or dismiss any Key Management Personnel without the prior approval of the Board.

47	Register of Directors and Officers
47.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:
(a)	first name and surname; and

(b)	address.
47.2	The Board shall, within the period of thirty days from the occurrence of:
(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers, cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

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48	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

49	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

50	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

51	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

52	Conflicts of Interest
52.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

52.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

52.3	Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.
53	Indemnification and Exculpation of Directors and Officers
53.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed

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duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty with may attach to such Director or Officer.

53.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

53.3	The rights conferred on any person by this Article 53 shall not be exclusive of any other rights which such person may have or hereafter acquire under any applicable law, Constitutional Document of the Company, agreement, vote of the Shareholders or Directors or otherwise.
MEETINGS OF THE BOARD OF DIRECTORS
54	Board Meetings

Board meetings shall be held at least once every fiscal quarter. Subject thereto, the Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting shall be passed by a majority of the Board unless these Articles provide otherwise.

55	Notice of Board Meetings

At least seven Business Days’ notice (or such other period of notice as may be agreed on any occasion or from time to time by all the Directors) of a board meeting shall be given to each Director stating the date, time and place of the meeting and the business to be transacted thereat. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director in writing and sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

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56	Participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be three (3) Directors, including at least one (1) Series B Director for so long as any Series B Preferred Shares remain outstanding and one (1) Series A Director of so long as any Series A Preferred Shares remain outstanding. If within thirty (30) minutes of the time appointed for a meeting, a quorum is not present the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for such adjourned meeting (or such longer interval as the chairman of the meeting may think fit to allow) the Director(s) present in person or by his alternates shall constitute a quorum.

58	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

59	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting. The Chairman shall not have a casting vote.

60	Written Resolutions
60.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

60.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

60.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

60.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

60.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed

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by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign (or Alternate Director to sign if so authorised under Article 40.6), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.
61	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.
CORPORATE RECORDS
62	Minutes
62.1	The Board shall cause minutes to be duly entered in books provided for the purpose:
62.1.1	of all elections and appointments of Officers;

62.1.2	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

62.1.3	of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board;
62.2	Minutes of all meetings of the Board shall be sent to all Directors within thirty (30) days following the meeting.
63	Register of Mortgages and Charges
63.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

63.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such Business Day be allowed for inspection.
64	Form and Use of Seal
64.1	The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

64.2	Notwithstanding the foregoing, the Seal may without further authority be affixed by way of

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authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

64.3	The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.
ACCOUNTS
65	Books of Account
65.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.
65.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

65.3	No Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company.
66	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to these Articles and any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.
AUDITS
67	[Reserved]

68	Appointment of Auditors
68.1	Subject to the rights and powers of any class or series of Preferred Shares and subject to prior

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written resolution being obtained from the holder(s) representing at least two-thirds in voting power of the then issued and outstanding Preferred Shares, the Company may in general meeting appoint Auditors to hold office for such period as such holder(s) of Preferred Shares may determine.

68.2	The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.
69	Remuneration of Auditors

Unless fixed by the Company in general meeting the remuneration of the Auditor shall be as determined by the Directors subject always to the prior written resolution of the holder(s) representing at least two-thirds in voting power of the then issued and outstanding Preferred Shares.

70	Duties of Auditor

The Auditor shall make a report to the Shareholders on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Shareholders, pursuant to these Articles during the Auditor’s tenure of office.

71	Access to Records
71.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Shareholders.

71.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.
VOLUNTARY WINDING-UP AND DISSOLUTION
72	Winding-Up
72.1	Subject to these Articles, the Company may be voluntarily wound-up by a special resolution of the Shareholders.

72.2	If the Company shall be wound up the liquidator may, with the sanction of a special resolution and subject to these Articles, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different

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classes of Shareholders. The liquidator may, with the like sanction and subject to these Articles, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.
CHANGES TO CONSTITUTION
73	Changes to Articles

Subject to the Law, the Memorandum and these Articles, the Company may, by special resolution, alter or add to these Articles.

74	Changes to the Memorandum of Association

Subject to the Law and the Articles, the Company may from time to time by special resolution alter the Memorandum with respect to any objects, powers or other matters specified therein.

75	Discontinuance

Subject to these Articles, the Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.